Exhibit 4.22

English Translation

EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (this “Agreement”), dated as of September 1, 2018, is made in Shanghai (“Execution Venue”) by and among:

Purchaser: Shanghai Jingrui Education Investment Co., Ltd

Address: No. 165 Guangfu West Road, Putuo District, Shanghai

Legal Representative: XIAOQIANG MENG

Sellers:

Seller 1: Zhong LI

Seller 2: Hong WEI (Seller 1 and Seller 2 are collectively referred to as the “De Facto Controllers”)

Seller 3: Ming LI

Seller 4: Shucheng LIU

Seller 5: Haizhong TAN

Seller 6: Kai TANG

The above Purchaser and Sellers are collectively referred to as the “Parties” and individually a “Party”.

Whereas:

(1)                         Tianjin Huaying Education Consulting Co., Ltd. (the “Target Company”) is a limited liability company established in Tianjin on May 28, 2013 with registered capital of RMB10 million. As of the date hereof, the Target Company has paid up the registered capital of RMB10 million. The Target Company and De Facto Controllers control Tianjin Hedong Huaying Training School, Tianjin Jinnan Huaying Training School, Tianjin Nankai Huaying Further Education School, Tianjin Hebei Huaying Training School and their 11 school districts located at Xizang Road, Jinfan, Jieyuan Avenue, Friendship Hotel, Pingshan Avenue, Sinochem, Fuyu Center, Shunchi Bridge, Yuntong, Sanma Road, Xinda Road (the Target Company and its holding subsidiaries as well as the aforesaid schools and school districts, hereinafter collectively referred to as “Huaying Schools”). Huaying Schools mainly engage in K12 after-school tutoring.

(2)                         Seller 1 holds 48% equity interests of the Target Company, Seller 2 holds 40% equity interests of the Target Company, Seller 3 holds 3% equity interests of Target Company, Seller 4 holds 3% equity interests of the Target Company, Seller 5 holds 3% equity interests of the Target Company and Seller 6 holds 3% equity interests of Target Company.

(3)                         The Sellers intend to respectively sell all of their equity interests of Target Company (the “Target Equity Interests”) to the Purchaser, and after the sale of equity interests, the Purchaser will hold 100% of the equity interests of the Target Company.

NOW THEREFORE, in accordance with the relevant governing laws, the Parties, in the principles of equality and voluntariness and through arm’s length negotiations, enter into this Agreement with respect to the above sale of equity interests (the “Equity Transfer”):

ARTICLE 1 THE EQUITY TRANSFER

1.1 Subject to the terms and conditions set forth in this Article, Seller 1 shall sell 48% of the equity interests of the Target Company to the Purchaser, Seller 2 shall sell 40% of the equity interests of the Target Company to the Purchaser, Seller 3 shall sell 3% of the equity interests of the Target Company to the Purchaser, Seller 4 shall sell 3% of the equity interests of the Target Company to the Purchaser, Seller 5 shall sell 3% of the equity interests of the Target Company to the Purchaser and Seller 6 shall sell 3% of the equity interests of the Target Company to the Purchaser. Each of the Sellers shall waive his/her right of first refusal with respect to the Target Equity Interests.

1.2 The Parties agree that as of the Pricing Reference Date (i.e. May 31, 2018), the overall valuation of Huaying Schools is RMB240 million. Prior to the completion of the Equity Transfer, the Target Company shall control Tianjin Jinnan Huaying Training School, Tianjin Nankai Huaying Further Education School, Tianjin Hebei Huaying Training School and the corresponding school districts by sponsorship or contractual arrangement. Based on such control, the Parties determine that the consideration for the Target Equity Interests (the “Purchase Price”) shall be RMB120 million.

1.3 Each Seller shall be entitled to the Purchase Price in proportion to his/her equity interests sold to the Purchaser.

ARTICLE 2 CONDITIONS PRECEDENT

2.1 The implementation of the Equity Transfer shall be subject to the satisfaction of the following conditions:

(1) This Agreement and other documents relevant to the Equity Transfer have been executed by the Parties, and such agreement and documents have taken effect;

(2) The representations and warranties made by the Sellers in accordance with this Agreement shall be true, accurate and complete, and shall not be intentionally misleading as the date hereof and the closing date of the Target Equity Interests;

(3) Tianjin Nankai Huaying Further Education School has entered into an escrow agreement with the Target Company that is valid and acknowledged by the Purchaser, and the Target Company has obtained control over Tianjin Nankai Huaying Further Education School by contractual arrangement;

(4) There is no currently effective and applicable laws which prohibit or restrict the Equity Transfer in any material respects;

(5) Since the Pricing Reference Date, there has not been any material adverse change (i.e. material adverse effect on the financial status of the Huaying Schools which results in a loss of more than RMB1.0 million of Huaying Schools, or material adverse effects or obstacles on the legality, validity and enforceability of this Agreement) with respect to the Huaying Schools;

(6) The Purchaser has received the consolidated financial statements (including balance sheet, cash flow statement and income statement) of Huaying Schools from January 1, 2015 to May 31, 2018, which are satisfactory to the Purchaser.

(7) All internal approvals and external third-party approvals, consents and/or waivers required for the Equity Transfer have been obtained.

(8) The relevant issues and problems with respect to Huaying School found in the due diligence done by the Purchaser have been rectified in accordance with the requirement of the Purchaser, and the result of such rectification are satisfactory to the Purchaser.

2.2 The Sellers undertake that, unless the Purchase agrees otherwise, they will use reasonable efforts to ensure that the conditions precedent set forth in Article 2.1 will be fulfilled as soon as reasonably practical, and such conditions shall be fulfilled in any event by July 31, 2018 or by any other date agreed by the Parties.

2.3 The Purchaser is entitled to waive the conditions precedent set forth in Article 2.1 in whole or in part in its sole discretion and by written notice to each of the Sellers.

2.4 Unless the Purchaser waives any of the conditions precedent, the Purchaser can immediately terminate this Agreement by giving written notices to the Sellers and has no liability for the termination, provided that the conditions precedent are not fully satisfied by July 31, 2018.

2.5 If the conditions precedent set forth in Article 2.1 are satisfied before July 31, 2018 or any other date agreed by the Parties, the De Facto Controllers shall notify the Purchaser in writing with respect to the satisfaction of the conditions precedent. The Purchaser shall confirm the satisfaction of the conditions precedent, waiver of the conditions precedent, or objection of the aforesaid satisfaction within seven days after receiving the written notice from the De Facto Controllers in writing. For this purpose, the De Facto Controllers shall provide the Purchaser with relevant supporting documents evidencing the mailing of the written notice.

ARTICLE 3 PAYMENT AND CLOSING

3.1 The first installment: Within 15 business days upon the execution of this Agreement, the Purchaser shall pay RMB36 million of the Purchase Price to the bank account designated by the Sellers.

3.2 Within 20 business days upon the aforesaid payment by the Purchaser in accordance with Article 3.1:

(1) the Sellers and the Target Company shall submit: (i) the executed written resolutions of the shareholders’ meeting of the Target Company which approves the Equity Transfer and the waiver of the right of first refusal, executed by each of the Sellers and the Target Company; (ii) the written resolutions of the shareholders’ meeting, executed by each of the Sellers and the Target Company, to approve the change of the legal representative, board of directors, manager, chief financial officer and supervisors of the Target Company to those appointed by the Purchaser; (iii) the executed amendment to the articles of association of the Target Company with respect to this Equity Transfer in accordance with relevant provisions hereof; (iv) the written resolutions executed by each of the Sellers and the Target Company to approve the change of the principal, the board of directors, chief financial officer and supervisor of Huaying School to those appointed by the Purchaser; (v) the duly executed articles of association of Huaying School to the satisfaction of the Purchaser;

(2) the Sellers and the Target Company shall submit documents to the industrial and commercial administrative authorities and other competent administrative authorities for the changes of registration or filing in connection with this Equity Transfer (including but not limited to change of the shareholders, legal representative, board of directors, manager, financial officer and supervisors of the Target Company, and filing of amended articles of association of the Target Company, etc.). The Purchaser shall reasonably cooperate with the Target Company in obtaining the new business license.

(3) The Sellers and the De Facto Controllers shall deliver to the persons designated by the Purchaser all business and materials of Huaying Schools (including but not limited to all approvals, licenses, registration documents, financial books and vouchers, seals, agreements in connection with the accounts opened at any financial institution, account cards, passwords, specimen seals, bank notes, contracts and relevant approvals, teaching materials, student register, employee register and assets ownership certificate of Huaying School), and ensure that the Purchaser obtains the complete power to operate Huaying School and actually takes over Huaying School. The Parties acknowledge that, as of the closing date, the aggregate balance (net assets - paid-in capital) of all the operating entities of Huaying School (the “Retained Balance”) shall belong to the Sellers, and each Seller shall be entitled to such Retained Balance in proportion to its relative equity interests of the Target Company. The Retained Balance shall be confirmed by the Purchaser in writing at the closing. After the completion of the Equity Transfer, the Purchaser agrees to pay the Retained Balance to the Sellers by way of bonus distribution, payment of consulting fees to the Sellers and any other lawful and compliant methods. If the Purchaser/Target Company/Huaying School fails to pay the Retained Balance in full amount before the payment of the fourth installment of the Purchase Price, the Purchaser shall add the remaining unpaid Retained Balance to the fourth installment of the Purchase Price;

(4) The sponsor of Tianjin Jinna Huaying Training School stated on the Permit for Running a Private School has been changed into the Target Company;

(5) All the bank accounts relevant to the business of Huaying School shall be changed to accounts of the Target Company or other accounts designated by the Purchaser (if necessary);

(6) Regarding the agreements entered into by any legal entity other than Huaying Schools but relating to the business of Huaying Schools, the contracting party shall be changed to the Target Company or any other entity designated by Purchaser (if necessary).

3.3 The second Installment: Within 5 business days following the fulfilment of all the conditions set forth in Article 3.2 above, except for those waived by the Transferee, and the acquirement of the renewed business license for the Equity Transfer, the Purchaser shall pay RMB36 million of the Purchase Price for this Equity Transfer, to the bank account designated by the Sellers, and the date on which the Purchaser makes such payment (subject to the bank voucher evidencing the completion of payment by the Purchaser) shall be referred to as the “Completion Date of the Equity Transfer”.

3.4 The third installment: The Purchaser shall pay RMB24 million of the Purchase Price for this Equity Transfer, to the bank account designated by the Sellers within 15 business days after the issuance date of Huaying Schools financial report for the fiscal year 2019 (September 2018 to August 2019) audited by an accounting firm designated by the Purchaser, provided that there is no breach of this Agreement and/or the occurrence of the matters set forth in Article 5.4 (2) hereof by the Sellers.

3.5 The fourth installment: The Purchaser shall pay the remaining RMB24 million of the Purchase Price for this Equity Transfer, to the bank account designated by the Sellers within 15 business days afer the issuance date of Huaying Schools financial report for the fiscal year 2020 (September 2019 to August 2020) audited by an accounting firm designated by the Purchaser, provided that there is no breach of this Agreement and/or the occurrence of the matters set forth in Article 5.4 (2) hereof by the Sellers.

3.6 With regard to this Equity Transfer, the information on the bank account designated by the Sellers is as follows:

Account Name: Zhong LI

Bank: Tianjin Hi-tech Industrial Park Sub-branch of China Merchants Bank

Account No.:

The Parties confirm that upon payment of the Purchase Price by the Purchaser to the above bank account of the Sellers in accordance with Article 3 hereof, the Purchaser shall be deemed to have performed its obligation to pay the Purchase Price. The Sellers shall make arrangements with respect to such Purchase Price, and the allocation of the Purchase Price among the Sellers shall be irrelevant to the Purchaser.

ARTICLE 4 PERFORMANCE UNDERTAKING

4.1 The De Facto Controllers agree to undertake on the net profits of Huaying Schools realized for fiscal year 2019 (September 2018 - August 2019) and fiscal year 2020 (September 2019 - August 2020) (the foresaid two fiscal years are collectively referred to as the “Profit Commitment Period” hereinafter). On the premises that Huaying Schools operate in compliance with laws and regulations, the audited total amount of the after-tax net profit (net of non-recurring profit and loss) confirmed by the accounting firm designated by the Purchaser, and the management fee payable to the Purchaser, shall not be less than RMB20 million per year (hereinafter referred to as the “Committed Performance Indicator”).

4.2 The De Facto Controllers undertake that, if the actual performance of Huaying Schools during the Profit Commitment Period fails to meet the committed performance indicator, the following measures shall be adopted:

Assuming the actual performances of fiscal years 2019 and 2020 are P1 and P2, respectively:

(1) If P1 is less than RMB20 million, the third installment of the Purchase Price payable by the Purchaser shall be adjusted to RMB((P1 × 12 × 50% -72,000,000) ÷ 2). If the foresaid result is less than 0, the Purchaser shall be exempt from paying the third installment of the Purchase Price;

(2) If P1 plus P2 are less than RMB40 million, the fourth installment of the Purchase Price payable by the Purchaser shall be adjusted to RMB((P1 + P2) × 6 × 50% — the third installment of the Purchase Price actually paid by the Purchaser — RMB72,000,000). If such amount is less than 0, the Purchaser shall be exempt from paying the fourth installment of the Purchase Price hereof;

(3) If P1 is less than RMB20 million, and (P1 + P2) is not less than RMB40 million, the fourth installment payable by the Purchaser shall be adjusted as follows: RMB(120,000,000 - the third installment actually paid by the Purchaser — 72,000,000);

(4) If P1 is less than RMB12 million, or P2 is less than RMB12 million (i.e. less than 60% of the Committed Performance Indicator), the Purchaser shall have right to request the De Facto Controllers to repurchase 100% of the equity interests of the Target Company held by the Purchaser, and the consideration shall be the sum already paid by the Purchaser as Purchase Price plus interest cost at the annual interest rate of 15% (calculated at the simple interest rate).

ARTICLE 5 REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1 Representations and Warranties by the Purchaser:

(1) each Purchaser is an enterprise incorporated and validly existing under laws;

(2) Purchaser has obtained internal authorizations for the execution and performance of this Agreement, and has obtained all other necessary approvals, consents and authorizations for the execution and performance of this Agreement;

(3) Neither the execution of this Agreement nor or performance of its obligations hereunder by the Purchaser will violate any other agreement entered into by the Purchaser, nor contradicts with its articles of association or other agreements to which the Purchase is a party.

5.2 Representations and Warranties by the Sellers:

(1) the Sellers are natural persons with full civil capacity;

(2) the Sellers have obtained internal authorizations for the execution and performance of this Agreement, and has obtained all other necessary approvals, consents and authorizations for the execution and performance of this Agreement;

(3) Neither the execution of this Agreement nor the performance of its obligations hereunder by the Sellers will violate or contradicts with the articles of association of the Target Company or any other agreement to which it is a party.

5.3 The Sellers and the De Facto Controllers further represent and warrant that, as of the date hereof and the date on which the Purchaser pays each installment:

(1) Except as disclosed in writing to the Purchaser, each entity of Huaying Schools is a limited liability company or a private non-enterprise legal person which is duly registered, validly existing and in good standing under the PRC Law, and has all powers and governmental licenses, authorizations, consents and approvals necessary for the conduct of its business in the existing manner and at the current location.

(2) There is no dispute over the interests in Huaying Schools (including, without limitation, 100% of the equity interests of the Target Company and the interests held by the sponsors or custodians of the schools of the Target Company), nor has there been any freezing or auction conducted by any court, nor is there any mortgage, pledge, security created, or any other defect that may affect the interests of the Purchaser. Furthermore, prior to the Completion Date of the Equity Transfer, the Sellers and the De Facto Controllers will not dispose of such interests in any manner that affects the interests of the Purchaser by transfer, gift, mortgage, pledge or otherwise.

(3) Other than this Agreement, there is no outstanding agreement, arrangement or other right which may result in change of the equity interests of the Target Company or the interests in Huaying Schools.

(4) Huaying Schools’ right to enjoy, own and use its property and assets is lawful. Huaying Schools have full and lawful title to the aforementioned property and assets and there is no obstacle to the continued ownership or use of such property and assets.

(5) Huaying Schools have completed all tax registrations as required by laws and regulations.

(6) Except for the debts already disclosed to the Purchaser in writing and the payables incurred by Huaying School for its normal production and operation, there is no other debt (including contingent debt) against Huaying School.

(7) Huaying Schools are not engaged in any material litigation, arbitration or any other legal or administrative proceeding, and is not subject to any administrative penalty.

(8) Huaying Schools have no material violation of laws which may lead to investigation, penalty or handling by governmental authorities, including but not limited to illegal operation, fraud, unfair competition, etc.

(9) Huaying Schools are not prosecuted for criminal liability, nor is it likely to be prosecuted for criminal liability.

(10) As of the date hereof, except as disclosed to the Purchaser in writing, Huaying Schools and any affiliate have no direct or indirect creditor-debtor relationship, nor does any affiliate compete, directly or indirectly, with Huaying Schools for business.

(11) There is no agreement or arrangement between the Sellers, the De Facto Controllers or any entity of Huaying Schools and a third party which may have material effect on the future operation of Huaying Schools.

(12) The materials submitted by the Sellers, the De Facto Controllers and the Target Company to the Purchaser are true, accurate and complete, and the Sellers did not withhold any matter that is required to be disclosed, and no material adverse change has occurred to such facts from the date hereof.

5.4 Sellers and De Facto Controllers undertake that:

(1) Sellers and the De Facto Controllers undertake that, within 36 months after the completion of this Equity Transfer, they and their respective affiliates shall not directly or indirectly engage or participate in any business or activity in direct or indirect competition with the main business of Huaying Schools in any form, or employ any persons left from Huaying School after the date of the completion of this Equity Transfer, or seek employment of the employees of Huaying Schools (regardless of whether such employees have entered into formal labor or service agreements with Huaying School or not) in any form.

(2) After the Completion Date of the Equity Transfer, if Huaying Schools suffer from penalty, compensation or third party claim for losses (including but not limited to litigation, debt, contingent liability, tax payable, administrative penalty, breach of contract, tort liability and other liabilities or losses arising from tax management, labor management, business operation and others) due to facts or status existing prior to the Completion Date of the Equity Transfer, the De Facto Controllers shall bear full liability for indemnification of such losses, liabilities, costs, fees and expenses in proportion to the relevant Purchase Price received, and the Purchaser shall bear no liability. To enforce this provision, the Purchaser shall have the right to deduct relevant losses from the third and/or fourth installment of the Purchase Price; if such amount is insufficient to indemnify the Purchaser for the suffered losses, the Purchaser shall have right to recover the remaining losses from the Sellers.

(3) Before the expiration of the Profit Commitment Period, the De Facto Controllers shall make efforts to ensure that Huaying School obtains the then-current legal and valid schooling qualification and the school premises which are compliant with fire control regulations. If during such period Huaying School is subject to any administrative penalty by the reason of its schooling qualification or schooling premises, etc., the De Facto Controllers shall bear the corresponding liability for compensation.

(4) After the completion of this Equity Transfer, the De Facto Controllers will make the sponsor of Tianjin Nankai Huaying Further Education School to be changed to the Target Company or the form approved by the Purchaser based on the then effective laws, regulations and regulatory documents as soon as possible.

(5) The period from the date hereof to the Completion Date of the Equity Transfer is the transition period. The Sellers and the De Facto Controllers hereby undertake to manage the daily affairs of Huaying Schools prudently and normally during the transition period. Without the written consent of the Purchaser, the Sellers, the De Facto Controllers and Huaying Schools shall not take any of the following actions:

(i) creation of mortgage, pledge, lien and other security interest or other debts on all or any part of the equity interests, sponsor’s interest in Huaying Schools or any assets under the name of Huaying Schools (including but not limited to interest of any entity of Huaying Schools), or increase in any such mortgage, pledge, lien and other security interest or other debts; transfer of interest in Huaying Schools (including but not limited to equity interests in the Target Company) in any form (including the introduction of new investor);

(ii) any entity of Huaying Schools provides any security or loan to any other person, provides counter-guarantee, increases in indemnity, or otherwise gives security;

(iii) sell, transfer, lease, transfer or otherwise dispose any part of assets belong to any entity of Huaying Schools;

(iv) other than in the ordinary course of business, arrangements resulting in accrued expenditures in excess of RMB1 million;

(v) arrangements and implementation relating to any unusual promotion of position or increase of salary, or any other unusual employee benefit plan or bonus payment in addition to the ordinary business operation or the ordinary annual pay raises;

(vi) other matters having material effects on the normal operation of Huaying Schools or the transaction contemplated hereunder.

5.5 Any violation of Article 5.3 or 5.4 by the Sellers or the De Facto Controllers in any manner shall be deemed as a breach of this Agreement.

ARTICLE 6 TAX BURDEN RELATING TO THE EQUITY TRANSFER

The income tax relating to this Equity Transfer shall be borne by the Sellers. Other taxes and fees relating to the Equity Transfer shall be borne by the Parties respectively in accordance with currently effective laws, regulations, administrative rules and other regulatory documents or the provisions of this Agreement. In the event of withholding pursuant to laws and regulations, the Purchaser shall have the right to carry out withholding.

ARTICLE 7 LIABILITY FOR BREACH

7.1 Unless otherwise expressly specified herein, if any Party breaches any of its obligations hereunder, the non-breaching Party shall have the right to notify the breaching Party in writing to request the breaching Party to immediately cease the relevant breach and take effective remedies. If the breaching Party is indolent to remedy such breach or such breach is incapable of remedy, the breaching Party shall indemnify the other Parties for all the losses caused thereby.

7.2 If, prior to the Completion Date of the Equity Transfer, the Sellers and the De Facto Controllers have materially breached any term of this Agreement, laws or regulations, which results in material obstacle to the performance of this Agreement, or the continuous performance of this Agreement cannot achieve the commercial interest and transaction purpose reasonably anticipated by the Purchaser at the execution of this Agreement (including but not limited to there is a material undisclosed matter in Huaying Schools, or the Sellers and the De Facto Controllers violate Articles 5.3 and 5.4 hereof), the Purchaser shall have the right to immediately notify the Sellers and the De Facto Controllers in writing, and this Agreement shall be hereby rescinded. In such case, this Agreement shall be terminated upon delivery of the written notice of the Purchaser to the Sellers or the De Facto Controllers. The Parties shall execute all documents and take all necessary actions based on the principle of restoration to the original status to assist the Purchaser and the Target Company in restoring to the status prior to the date hereof: The Sellers shall refund the Purchase Price paid by the Purchaser within 3 business days after the delivery of the notice by the Purchaser; If the equity interests of the Target Company has been transferred to the Purchaser, the Purchaser shall assist to register back such equity interests under the name of the Sellers. The breaching Party shall also bear liability for breach of contract to the non-breaching Party in accordance with this Agreement.

7.3 If, after the execution of this Agreement, the Purchaser discovers that Article 5.3 hereof is inconsistent with facts, and such inconsistence causes losses to the Purchaser and/or Huaying Schools, the Sellers and the De Facto Controllers shall bear full liability for indemnification to the Purchaser and/or Huaying Schools in proportion to the consideration received for the Equity Transfer. If the Purchaser has not fully paid the Purchase Price at such time, such indemnification may be deducted directly from the remaining Purchase Price, with any shortfall to be made up by the Sellers and the De Facto Controllers in cash.

7.4 If the Sellers breach the non-compete provision of Article 5.4 (1) hereof, the Sellers shall pay liquidated damages to the Purchaser in the amount equal to the total Purchase Price paid by the Purchaser to the Sellers for the Equity Transfer.

7.5 If the Purchaser is informed that the Sellers and/or the De Facto Controllers violate Article 5.4 (4) hereof which causes losses to the Purchaser and/or Huaying Schools, the Purchaser shall have right to request the Sellers to indemnify for the Purchaser and/or Huaying Schools in proportion to the Purchase Price received by the Purchaser. If the Purchaser has not paid the full Purchase Price at that time, such indemnification may be deducted directly from the remaining Purchase Price, with any shortfall to be made up by the Sellers and the De Facto Controllers in cash.

7.6 For the purpose of Article 7 hereof, the De Facto Controllers shall bear joint and several liability to the other Sellers. In the event of breach by one of the Sellers, the Purchaser shall be entitled to claim liability for breach against either the breaching Party or the De Facto Controllers, and the responsible Party shall have the right of recourse against the other Parties.

7.7 For the avoidance of doubt, the transfer consideration and indemnification liability involved in this Article 7 shall be calculated and confirmed on the basis of the transfer consideration for the entire Huaying Schools consisting of Tianjin Hedong Huaying Training School and its corresponding school districts.

ARTICLE 8 CONFIDENTIALITY

8.1 Confidential Information

For this Agreement, “Confidential Information” shall mean any and all information, materials or data concerning the business plans, product information, technical information, intellectual property rights, trade secrets, market opportunities, customers and business affairs of the provider which are disclosed by a Party (the “Provider”) or the agent of the Provider to the other Parties (the “Recipient”) or its agent and are marked “confidential” or “secret” in any form at the time of provision, as well as any and all information identified upon oral provision as confidential and which has been confirmed in writing as “confidential” by the Provider within 30 days after oral provision.

The Confidential Information, including all forms of hardware and software, shall belong to the Provider. If the Provider requests the return of the Confidential Information, the Recipient shall return the information immediately and shall not keep any copies of the information in any form.

8.2 Confidentiality

The Recipient warrants, with respect to all Confidential Information disclosed by the Provider:

(1) to maintain the confidentiality of the Confidential Information, use the Confidential Information only for the purposes contemplated under this Agreement, and refrain from any other purposes especially any commercial use of the Confidential Information;

(2) not to disclose such Confidential Information to any other party except with the prior written consent of the Provider;

(3) the Recipient shall protect the Confidential Information by using the same procedures and standards used to protect its own Confidential Information, which in any event shall not be lower than such standard or the standard which a prudent and reasonable organization would use;

(4) The Confidential Information shall only be disclosed to the employees of Recipient, consultants or advisors who need to know the confidential information, and the Recipient shall cause them to be subject to the same confidentiality obligation.

8.3 Article 8 hereof shall not apply to the following circumstances:

(1) the Confidential Information has become public at the time of disclosure, which is not due to violation of this article;

(2) the Confidential Information has been obtained by the Recipient prior to the receipt of the Confidential Information provided by the Provider;

(3) the Recipient has known the Confidential Information by other independent means;

(4) it is required to be disclosed in accordance with laws, administrative regulations, or it is requested by governmental authorities or securities trading institutions.

8.4  Public Announcement

Except as required by laws, the rules of any stock exchange or other regulatory body, no announcement or circular in connection with this Agreement or the subject matter hereof or thereof shall be made or issued by any of the other Parties without the prior written approval of any Party.

ARTICLE 9 FORCE MAJEURE

9.1 If any Party fails to perform all or part of its obligations hereunder due to the effect of the Force Majeure event, such performance shall be suspended during the period in which the performance is hindered by the Force Majeure event and such Party shall bear no liability for breach of contract.

9.2 The events of Force Majeure referred to herein shall mean unforeseeable, unavoidable and insurmountable events, including but not limited to acts of God, strikes, stirs, riots, wars and changes in law and its application.

9.3 The Party claiming Force Majeure event shall notify the other Parties in writing as soon as possible in the shortest possible time of the occurrence of the Force Majeure event, and shall furnish the other Parties with appropriate evidence of such Force Majeure event and its duration by personal delivery or courier mail within 15 days after the occurrence of the Force Majeure event. The Party claiming to be affected by a Force Majeure event shall also use reasonable efforts to exclude the effect of such Force Majeure event.

9.4 In the event of Force Majeure, the Parties shall immediately consult with each other in order to find a reasonably practical solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure event.

ARTICLE 10 GOVERNING LAW AND DISPUTE RESOLUTION

The execution, performance, amendment, rescission and dispute resolution of this Agreement shall be governed by and construed in accordance with PRC Laws. The Parties agree that any dispute arising from this Agreement shall be first settled through amicable discussion; if such consultation fails, any Party hereto may submit the dispute to the China International Economic and Trade Arbitration Commission Beijing Sub-commission for arbitration in Beijing in accordance with the commission’s arbitration rules then in effect. The arbitral award shall be final and binding upon the Parties to the dispute. The losing Party shall bear all costs actually incurred in connection with the arbitration, including but not limited to arbitration fees, attorneys’ fee and travel expenses.

ARTICLE 11 GENERAL PROVISIONS

11.1 All written notices and other communications hereunder may be delivered by hand or sent by courier mail to the receiving Party in accordance with the contact information set forth below. Any such notice shall be deemed to have been served on the date of delivery if delivered personally, or on the fifth day after the letter is mailed to the courier service if delivered by courier mail.

To the Purchaser:

Address: No. 165 Guangfu West Road, Putuo District, Shanghai

Attention: Qi ZOU

To Seller 1:

Address: No. 1 Xizang Road, Heping District, Tianjin

Attention: Zhong LI

To Seller 2:

Address: No. 1 Xizang Road, Heping District, Tianjin

Attention: Hong WEI

To Seller 3:

Address: No. 1 Xizang Road, Heping District, Tianjin

Attention: Ming LI

To Seller 4:

Address: No. 1 Xizang Road, Heping District, Tianjin

Attention: Shucheng LIU

To Seller 5:

Address: No. 1 Xizang Road, Heping District, Tianjin

Attention: Haizhong TAN

To Seller 6

Address: No. 1 Xizang Road, Heping District, Tianjin

Attention: Kai TANG

11.2 Each Party will bear its own costs and other expenses incurred in connection with the negotiation and execution of this Agreement.

11.3 In the event of any ambiguity in the understanding of the terms of this Agreement by the Parties, the Parties shall make interpretation in accordance with the principles of good faith, fairness and reasonableness and transaction practice. If no agreement is reached on the interpretation, Article 10 hereof shall be applied. If any term of this Agreement is finally held to be invalid, such term shall be deemed to be severed from this Agreement and replaced by a new lawful term that is close to the intentions of the Parties to the extent possible and can keep the economic purpose of this Agreement. Under such circumstance, the other terms of this Agreement shall remain in full force and effect.

11.4 This Agreement shall be binding upon and inure to the rights of the successors or assignees of the Parties. Unless otherwise provided in this Agreement, neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

11.5 Unless otherwise provided for in relevant laws, any Party’s failure or delay to exercise rights under this Agreement shall not be deemed as a waiver thereof; nor shall a single or partial exercise of such rights preclude exercise of any other rights.

11.6 All headings of articles are included for convenience of reference only and shall not affect the meaning or interpretation of the contents of the articles herein. Unless otherwise stipulated by this Agreement, references to articles and clauses shall be referred to articles and clauses of this Agreement.

11.7 This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, and it hereby supersedes all prior letters of intent, agreements, undertakings, arrangements, communications, representations or warranties, whether written or oral, entered into by any responsible person, employee or representative of the Parties with respect to the same matter. Except as otherwise provided in this Agreement, this Agreement may only be amended by the Parties in writing.

11.8 The Parties may enter into a supplementary agreement with respect to any matter not mentioned herein. Such supplementary agreement shall have the same legal effect as this Agreement.

11.9 In the event of any discrepancy between this Agreement and the articles of association of the Target Company, this Agreement shall prevail.

11.10 If required by the competent AIC, the parties hereto will enter into another equity transfer agreement (the “Simplified Equity Transfer Agreement”) based on the principles of this Agreement, and the Simplified Equity Transfer Agreement is only for the purpose of amendment registration with the AIC. If there is any discrepancy between the Simplified Equity Transfer Agreement and this Agreement, this Agreement shall prevail.

11.11 This Agreement shall be formed and take effect from the date on which it is sealed by the Parties and signed by the legal or authorized representative of the Parties.

11.12 This Agreement shall be executed in seven counterparts with each Party holding one counterpart. All counterparts of this Agreement shall have the same legal effect.

(Remainder of this page is intentionally left blank and signature page follows)

[Signature page to the EQUITY TRANSFER AGREEMENT among Shanghai Jingrui Education Investment Co., Ltd., Zhong LI, Hong WEI, Ming LI, Shucheng LIU, Haizhong TAN and Kai TANG regarding Tianjin Huaying Education Consulting Co., Ltd.]

Purchaser: Shanghai Jingrui Education Investment Co., Ltd. (Seal)

Legal Representative (or Authorized Representative)

Signature:	/s/ Xi Zhang

Seller:

Zhong LI	Signature:	/s/ Zhong LI

Hong WEI	Signature:	/s/ Hong WEI

Ming LI	Signature:	/s/ Ming LI

Shucheng LIU	Signature:	/s/ Shucheng LIU

Haizhong TAN	Signature:	/s/ Haizhong TAN

Kai TANG	Signature:	/s/ Kai TANG

English translation

SHARE TRANSFER AGREEMENT IN RESPECT OF WHYDA HONGKONG LIMITED

This Share Transfer Agreement (this “Agreement”), dated as of September 1, 2018 (the “Execution Date”), is made by and between:

(1)                 Whyda Holding Limited, a company duly incorporated and validly existing under the laws of the British Virgin Islands (the “Seller”); and

(2)                 ONESMART EDU INC., a company incorporated and valid existing under the laws of the British Virgin Islands with its address at Unit A, 8th Floor, Winbase Center, 208 Queen’s Road Central, Hong Kong (the “Purchaser”).

The Seller and the Purchaser are collectively referred to as the “Parties” and individually a “Party.”

Recitals:

(1)                 Whyda Hongkong Limited is a limited company incorporated and validly existing under the laws of the Hong Kong (the “Target Company”).

(2)                 As of the Execution Date, the Target Company has issued one (1) ordinary share, par value HK$1.00 per share. The Seller is the legal and beneficial owner of all the issued shares in the Target Company.

(3)                 The Purchaser intends to purchase of all the shares of the Target Company held by the Seller (together with all the rights and interests attached thereto, free from any encumbrances and restrictions of any kind) (the “Target Shares”), in accordance with the terms and subject to the conditions of this Agreement.

NOW THEREFORE, the Parties, through amicable consultation and in the principles of equality, mutual benefit and good faith, hereby enter into the agreement as follows:

1                                         DEFINITIONS AND INTERPRETATION

1.1                              Definitions

Unless otherwise provided in this Agreement, the following terms in this Agreement (including the Recitals and Appendices) shall have the following meanings:

1

(1)              “Adverse Effect” means an adverse effect or a hinderance in any of the following aspects: the financing status of Target Company, to the extent that results in any liability or loss to the Target Company; the legality, validity and enforceability of this Agreement; or, the rights or remedies of Purchaser hereunder.

(2)              “Business Day” means a day on which banks in Hong Kong are open for general commercial business, other than Saturday, Sunday, public holiday and a day on which a tropical cyclone warning no. 8 or above or a “black” torrential rain warning signal is issued in Hong Kong at any time during the period from 9.30 a.m. and 5.00 p.m..

(3)              “Financial Statements” means the latest financial statements provided by the Target Company to the Purchaser in respect of the Target Company and Hedong Huaying.

(4)              “Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control of any third party with, such specified person. A company or entity shall be deemed as “control” another if it, directly or indirectly, the power to direct or cause the direction of the management and policies of the other company or entity, including by ownership of more than fifty percent (50%) of the voting shares and the power or contractual rights to appoint or elect a majority of the directors of the other company or entity.

(5)              “Closing” means the completion of the sale, purchase and transfer of the Target Shares in accordance with Article 5 hereof.

(6)              “Hedong Huaying” means Tianjin Huaying Training School in Hedong District, Tianjin. See Appendix 1 for the basic information.

(7)              “Encumbrance” means any mortgage, hypothecation, pledge, lien, option, restriction, right of first refusal, preemptive right, claim, right, interest, priority or any other encumbrance or security interest of any kind granted to any third party.

(8)              “Governing Law” means the laws of Hong Kong.

2

(9)              “PRC” means the People’s Republic of China (excluding, for the purpose hereof, Taiwan, Hong Kong Special Administrative Region and Macau Special Administrative Region).

(10)       “Purchase Price” means the price paid by the Purchaser to the Seller in accordance with Article 3.1 hereof for the transfer and acquisition of the Target Shares.

1.2                              Interpretation

Unless otherwise specified, for the purposes of this Agreement,:

(1)              Any reference in this Agreement to an article or paragraph is a reference to such article or paragraph of this Agreement;

(2)              Headings are inserted for convenience only and shall not be considered in the construction of this Agreement;

(3)              Any reference to any agreement or document in this Agreement (including any reference to this Agreement, any other document, or any agreement or document entered into pursuant to such) shall be construed as a reference to:

a)                  such agreement or document as amended, restated, varied, modified or supplemented from time to time; and

b)                  any agreement or document amended, restated, varied, modified or supplemented pursuant to or in accordance with any such agreement or document, or entered into pursuant to or in accordance with such agreement or document.

2                                         TRANSFER OF THE TARGET SHARES

As the legal and beneficial owner of the Target Shares, the Seller agrees to sell, and the Purchaser agrees to purchase the Target Shares (together with all rights and interests attached thereto and free from any encumbrances and restrictions of any kind) in reliance upon the representations, warranties and undertakings of the Seller contained herein, in accordance with the terms and conditions of this Agreement (the “Share Transfer”).

3

3                                         PURCHASE PRICE AND PAYMENT ARRANGEMENTS

3.1                              Purchase Price

The Parties agree that, the Purchaser will purchase the Target Shares at the price of a US dollar equivalent of RMB120 million, and the exchange rate will be settled at the middle price published by Bank of China on the payment date.

3.2                              Payment Schedule

(1)              The first instalment: Within 15 Business Days upon the execution of this Agreement, the Purchaser shall pay a US dollars equivalent of RMB36 million of the purchase price for this Share Transfer, to the bank account designated by the Seller.

(2)              Within 20 Business Days upon the aforesaid payment by the Purchaser:

a)                  the Seller and the Target Company shall submit: (i) the written resolution of the authority of Target Company to approve this Share Transfer, executed by each of Seller and Target Company; (ii) the written resolution of the shareholders’ meeting, executed by each of Seller and Target Company, to approve the change of the legal representative, board of directors, manager and financial officer of the Target Company to those appointed by Purchaser; (iii) the executed amendment to the articles of association of the Target Company in connection with this Share Transfer in accordance with relevant provisions hereof; (iv) the written resolution executed by each of Seller and Target Company to approve the change of the principal, the council (the board of directors), the financial officer and the supervisor of Hedong Huaying to those appointed by Purchaser; (v) the duly executed articles of association of Hedong Huaying to the satisfaction of Purchaser;

b)                  The Seller and the Target Company shall submit documents to the competent administrative authorities on the changes of registration or filing in connection with this Share Transfer (including but not limited to change of the shareholders, legal representative, board of directors, manager and financial officer of the Target Company, and filing of the amended articles of association of the Target Company, etc.). The Purchaser shall reasonably cooperate with the Target Company in obtaining the new certificates of registration;

4

c)                   The Seller shall deliver to the persons designated by the Purchaser all business and materials of the Target Company and Hedong Huaying (including but not limited to all approvals, licenses, registration documents, financial books and vouchers, seals, agreements in connection with the accounts opened with any financial institution, account cards, passwords, specimen seals, bank notes, contracts and relevant approvals, teaching materials, trainee register, employee register and property ownership certificate), and ensure that the Purchaser obtains the complete power to operate the Target Company and Hedong Huaying and actually takes over the Target Company and Hedong Huaying;

d)                  All the bank accounts relevant with the business of Hedong Huaying shall be changed to accounts of the Target Company or other accounts designated by Purchaser (if necessary);

e)                   Regarding the agreements entered into by any legal entity other than Hedong Huaying relating to the business of Hedong Huaying, the contracting party shall be changed to the Target Company or any other entity designated by Purchaser (if necessary).

(3)              The second installment: Within 5 Business Days following the fulfilment of all the conditions set forth in Paragraph (2) above, other than those waived by the Purchaser, the Target Company’s receipt of the shareholder register or share registration certificate updated in accordance with this Share Transfer, and the completion of the closing as provided for in Article 5 hereof, the Purchaser shall pay the US dollars equivalent of RMB36 million of the purchase price for this Share Transfer, to the bank account designated by the Seller.

(4)              The third instalment: The Purchaser shall pay the US dollars equivalent of RMB24 million of the purchase price for this Share Transfer, to the bank account designated by the Seller within 15 Business Days after the issuance date of the Hedong Huaying financial report for the fiscal year 2019 (September 2018 to August 2019) audited by an accounting firm designated by the Purchaser, provided that there is no breach of this Agreement by the Seller.

(5)              The fourth instalment: The Purchaser shall pay the US dollars equivalent of RMB24 million of the purchase price for this Share Transfer, to the bank account designated by the Seller within 15 Business Days upon the issuance date of the Hedong Huaying financial report for the fiscal year 2020 (September 2019 ~ August 2020) audited by an accounting firm designated by the Purchaser, provided that there is no breach of this Agreement by the Seller.

5

3.3                              Performance Undertakings and Price Adjustment

(1)              The Seller and its actual controller agree to undertake with respect to the net profits of Huaying Schools (referring to the K12 education and training section of Huaying Schools, including Hedong Huaying, Tianjin Jinnan Huaying Training School, Tianjin Nankai Huaying Further Education School, Tianjin Hebei Huaying Training School in Hebei District of Tianjin and their 11 school districts located at Xizang Road, Jinfan, Jieyuan Avenue, Friendship Hotel, Pingshan Avenue, Sinochem, Fuyu Center, Shunchi Bridge, Yuntong, Sanma Road, Xinda Road) to be recorded for fiscal year 2019 and fiscal year 2020 (the abovementioned two fiscal years are hereinafter collectively referred to as the “Profit Commitment Period”). On the premises that Huaying Schools operates in compliance with laws and regulations, the total amount of after-tax net profit (net of non-recurring gains and losses) audited and confirmed by an accounting firm designated by the Purchaser, and the management fee paid to the Purchaser, shall not be less than RMB20 million per year (hereinafter referred to as the “Committed Performance Indicator”).

(2)              If the actual performance of Huaying Schools during the profit commitment period fails to meet the committed performance indicator, the following measures shall be adopted:

Assuming the actual performance for fiscal years of 2019 and 2020 are P1 and P2, respectively,

a)                  If P1 is less than RMB20 million, the third installment payable by the Purchaser shall be the US dollars equivalent of RMB((P1 × 12 × 50% -72,000,000) ÷ 2). If the foresaid result is less than 0, the Purchaser shall be exempt from paying the third installment;

b)                  If P1 plus P2 are less than RMB40 million, the fourth installment payable by the Purchaser shall be the US dollars equivalentof RMB((P1 + P2) × 6 × 50% - the actual payment by the Purchaser for the third installment—72,000,000). If such amount is less than 0, the Purchaser shall be exempt from paying the fourth installment hereunder;

c)                   If P1 is less than RMB20 million, and (P1 + P2) is not less than RMB40 million, the fourth installment payable by the Purchaser shall be the US equivalent of RMB(120,000,000 - the third installment actually paid by the Purchaser — 72,000,000);

6

d)                  If P1 is less than RMB12 million, or P2 is less than RMB12 million (i.e. less than 60% of the committed performance indicator), the Purchaser shall have the right to request the Seller to repurchase 100% of the equity interests of the Target Company held by the Purchaser, and the consideration shall be the sum already paid by the Purchaser as Purchase Price, plus interest cost at the annual interest rate of 15% (calculated at the simple interest rate).

4                                         CONDITIONS PRECEDENT

The Parties agree that the Closing of this Share Transfer shall be subject to the satisfaction in full of the following conditions precedent (the “Conditions Precedent”) or written waiver by the Purchaser:

4.1                              As of the Closing Date, the representations and warranties made by the Seller under this Agreement (including Appendix 2) remain true, accurate, complete and not misleading.

4.2                              Except for the debts and liabilities disclosed in the Financial Statements, the Target Company and Hedong Huaying have no other debts or liabilities in any form.

4.3                              There is no law or regulation currently in effect which materially prohibits or restricts this Share Transfer and have not been waived by competent governmental entities.

4.4                              As of the Closing Date, no material adverse change shall have occurred in respect of the Target Company or any of its subsidiaries (if any) or Hedong Huaying.

4.5                              All the current directors of the Target Company have resigned and the persons designated by Purchaser shall have been elected as the members of the board of directors.

4.6                              The relevant staff of Hedong Huaying (including but not limited to the principal, president, vice president, members of the council, supervisor and senior management) have been replaced with persons designated by the Purchaser.

7

4.7                              The Seller and the Target Company shall have respectively obtained all the internal approvals and external third-party approvals, consents and/or waivers necessary for completing this Share Transfer.

4.8                              The compliance with or performance of all agreements, obligations or undertakings required to be complied with or performed by the Seller hereunder prior to the Closing Date.

4.9                              The Target Company and the relevant parties have, at the request of the Purchaser, entered into the escrow operating agreement in respect of Hedong Huaying to the satisfaction of the Purchaser and, pursuant to which the Purchaser has full control of Hedong Huaying and consolidates financial statements.

4.10                       The relevant issues and problems in relation to the Target Company and Hedong Huaying made known to the Purchaser in the due diligence have been rectified to the satisfaction of the Purchaser.

5                                         CLOSING

5.1                              The Closing of this Share Transfer shall take place on the date when all the conditions precedent set forth in Article 4 are satisfied or waived by the Purchaser in writing (the “Closing Date”). The Seller undertakes to ensure that the Closing Date shall be no later than August 31, 2018.

5.2                              On the Closing Date, the Seller shall deliver to the Purchaser:

(1)              the valid documents and evidences satisfactory to the Purchaser proving that the Target Shares held by the Seller are free from any encumbrance and interest restrictions of any kind;

(2)              the executed Instrument of Transfer and Bought/Sold Note of which the beneficial owner is the Purchaser;

(3)              written documents evidencing that the approvals, consents and/or waivers under Article 4.7 have been obtained, including but not limited to certified copies of written resolutions of shareholders’ meetings and board of directors, etc.;

8

(4)              the share certificate issued by the Target Company which specifies the Purchaser as the registered holder of the Target Shares;

(5)              the written resignation letters of the directors of the Target Company appointed by Seller, specifying that he or she has left the post of director and confirming that he or she will not make claims against the Target Company;

(6)              the written appointment letters of the directors appointed by Purchaser to the Target Company;

(7)              the register of material controllers of the Target Company and other relevant documents;

(8)              the payment notice containing the bank account information designated by the Seller;

(9)              any other documents to effect the sale and transfer of the Target Shares to the Purchaser;

(10)       all corporate records and relevant documents of the Target Company since its inception, including without limitation, certificate of incorporation, business registration certificate, existing annual statements, minutes of the existing board meetings, financial books and all the corporate seals of the Target Company; and

(11)       other documents evidencing the satisfaction of all the conditions precedent set forth in Article 4 hereof.

6                                         REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1                              The Seller represents and warrants to the Purchaser in accordance with the terms of this Agreement (including Appendix 2), and the Seller acknowledges that this Share Transfer is made by Purchaser in reliance on such representations and warranties. The representations and warranties made by the Seller in Appendix 2 shall be deemed as being made on the Execution Date of this Agreement, and shall remain effective until the Closing Date.

9

6.2                              Purchaser represents and warrants to the Seller as follows:

(1)              The Purchaser is duly incorporated and validly existing under the relevant laws at its place of incorporation.

(2)              The Purchaser undertakes that, upon execution of this Agreement, it has obtained necessary authorizations and power to execute and perform this Agreement.

(3)              The execution of this Agreement represents the true intention of the Purchaser, and this Agreement shall constitute valid and binding obligations on the Purchaser upon the execution hereof.

(4)              The Purchaser undertakes to cooperate in completing the filing, registration or recording procedures with any government authority if so required by the laws and regulations of relevant jurisdiction.

6.3                              The Seller undertakes that, by the expiration of the Profit Commitment Period, the Seller shall endeavor to ensure that all the school districts of Hedong Huaying obtain the then-current legal and effective schooling qualification and the school premises which are compliant with fire control regulations. If during such period Hedong Huaying is subject to administrative penalty by the reason of its schooling qualification or school premises, etc., the Seller shall bear the corresponding liability for compensation.

7                                         TERMINATION AND BREACH

7.1                              The Parties agree that this Agreement may be terminated in case of any of the following circumstances happens:

(1)              the Parties agree to rescind the transaction contemplated hereunder and thereby terminate this Agreement;

(2)              if the Closing of the Share Transfer fails to take place by August 31, 2018 or the date otherwise agreed by the Purchaser in writing, the Purchaser shall be entitled to unilaterally rescind and terminate this Agreement and the transaction contemplated hereunder;

(3)              the material content hereof become illegal due to any change in the laws and regulations upon which this Agreement is based, or either Party is unable to perform its main obligations hereunder due to policies and orders of the relevant jurisdictions, which incurs material hindrance on the performance of this Agreement;

10

(4)              the governmental authorities, securities registration or exchange authorities or judicial authorities raise any objection to the terms, contents or performance of this Agreement, which cause this Agreement to be terminated, rescinded or considered as invalid, or cause material hindrance on the performance of the this Agreement by causing the failure to implement the material and basic provisions hereof;

(5)              by either Party unilaterally upon written notice to the other Party which breaches this Agreement or laws, to the extent that the performance of this Agreement is materially impeded, or that the further performance of this Agreement cannot achieve the transaction purpose of the first Party at the time of conclusion of this Agreement.

(6)              if any force majeure event set forth in Article 11 hereof occurs, and the Parties fail to agree upon corresponding solutions or remedies, either Party shall be entitled to unilaterally rescind this Agreement and terminate the transaction contemplated hereunder.

7.2                              when a Party intends to terminate this Agreement in accordance with this Article 7, it shall notify the other Party in writing.

7.3                              In the event of any termination of this Agreement in accordance with Article 7.1 (1), 7.1 (3), 7.1 (4) or 7.1 (6), neither Party shall be required to bear any liabilities for breach of contract.

7.4                              In the event of any termination of this Agreement in accordance with Article 7.1 (5) above, the breaching Party shall bear liabilities for breach to the non-breaching Party in accordance with this Agreement.

7.5                              The Parties agree to bear liability for breach of contract in accordance with the equity transfer agreement entered into by and among the relevant parties on September 1, 2018. The non- breaching Party shall have the right to take action against the breaching Party for breach of contract in accordance with such equity transfer agreement.

11

8                                         INDEMNITY

Each Party shall indemnify and hold harmless the other Party and its directors, officers and employees and its Affiliates in accordance with the following provisions, from and against all losses caused by, arising from or related to any of the following circumstances:

8.1                              Any breach by a Party of any of its representations, warranties or undertakings made under this Agreement or any of the other transaction documents (if any) in connection with the transaction contemplated hereunder; or

8.2                              Any breach of the obligations to be performed by a Party pursuant to this Agreement or any other transaction document (if any) in connection with the transactions contemplated hereunder.

9                                         OBLIGATION OF CONFIDENTIALITY

9.1                              Unless otherwise provided in this Agreement, each Party shall use its best efforts to keep confidential all kinds of any commercial information, data and documents, etc. in relation to the other Party obtained as a result of the performance of this Agreement (collectively, “Confidential Information”), including any content of this Agreement and any other cooperation that the Parties may have.

9.2                              The above obligation of confidentiality shall not apply to:

(1)              the Confidential Information which has become generally available to the public at the time of its disclosure;

(2)              the materials have become publicly available prior to the disclosure of confidential materials not due to the fault of the receiving Party;

(3)              the Confidential Information which the receiving Party can prove as being obtained prior to the disclosure and not directly or indirectly from the other Party;

(4)              disclosure of the Confidential Information to the relevant governmental authorities, by either Party due to obligations under Governing Law;

(5)              disclosure by either Party in the ordinary course of business to its legal counsel, accountants, bankers, and/or other financing institutions;

12

(6)              Use of the Confidential Information in any litigation or proceedings arising out of this Agreement.

9.3                              This Article 9 shall survive the termination of this Agreement for any reason whatsoever.

10                                  FORCE MAJEURE

If either Party fails to perform this Agreement or fails to perform so in agreed conditions, directly due to any natural disasters (such as earthquake, typhoon and flood), fire, war, plague, terrorist activities and other unforeseen force majeure events, the occurrence and consequences of which are unpreventable or unavoidable and insurmountable, such a Party shall notify the other Party without delay in the most convenient manner and provide the other Party with detailed written report of such force majeure event within ten (10) days after its occurrence. The Party affected by force majeure shall take all reasonable measures to eliminate the effects and reduce the losses caused by the force majeure to the other Party. The Parties shall determine whether to terminate or delay the performance of this Agreement or partially or wholly exempt the other Party’s obligations hereunder, based on the effect of the force majeure event on the performance hereof.

11                                  FEES

Each Party shall bear its own legal and professional fees, costs and expenses incurred during the negotiation, drafting and execution of this Agreement. The Parties shall bear all relevant taxes and expenses arising out of or resulting from this Share Transfer respectively in accordance with the laws of their relevant jurisdictions. The Purchaser shall have the right to carry out withholding if the laws and regulations require so.

12                                  NOTICES

12.1                       Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be in writing and notified to the other Party at least seven (7) Business Days prior to the issuance date according to the following mailing addresses:

13

Seller:

Address: No. 1 Xizang Road, Heping District, Tianjin

Attention: Zhong LI

Telephone:

Purchaser:

Address: No. 165 Guangfu West Road, Shanghai

Attention: Xi ZHANG

Telephone:

12.2                       Any notice, request, demand and other correspondence made by either Party to this Agreement shall specify the aforesaid mailing address of the receiving Party. Any notice with the mailing address of the receiving Party clearly stated shall be deemed to be duly delivered at the time as provided below:

(1)              at the time delivered to the mailing address of the receiving Party or to the receiving Party in person, if delivered in person;

(2)              upon the receipt of notice if delivered by mail; the lapse of two (2) Business Days after posting if delivered by first class postage prepaid mail; the lapse of six (6) Business Days after the date of posting, if delivered by registered mail or international registered mail or prepaid air mail;

(3)              at the time of facsimile transmission, if delivered by fax;

12.3                       Either Party to this Agreement may change its mailing address or contact information at any time, provided that such Party must notify the other Party to this Agreement in writing of such change within seven (7) Business Days after such change and shall ensure the delivery of such notice.

13                                  ASSIGNMENT

13.1                       The Purchaser is entitled to transfer this Agreement or any part hereof or any rights, interests and obligations hereunder to any third party designated by the Purchaser .

13.2                       This Agreement shall be binding on the Parties and their respective successors and assignees.

14

14                                  ENTIRE AGREEMENT

14.1                       This Agreement and any other documents referred to herein constitute the only and entire agreement between the Parties with respect to the matters hereunder, and supersede any previous drafts, agreements, undertakings, representations, warranties and arrangements with respect to the matters hereunder, either oral or written.

14.2                       The Parties acknowledge and agree that in executing this Agreement, neither Party is relying on any representation, warranty or undertaking, whether oral or written, made by the other Party or any other person prior to the execution of this Agreement and not expressly set forth herein.

14.3                       This Article does not preclude legal liability of fraud.

15                                  AMENDMENTS

Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by the Parties, and shall become effective upon execution by the Parties. Such executed supplementary agreement shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

16                                  SEVERABILITY

Any article in this Agreement is independent of any other articles. In the event that any one or more of the provisions of this Agreement is declared illegal, invalid or unenforceable for any reason, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties agree that all provisions of this Agreement shall be construed to be valid and enforceable to the extent legally permissible.

17                                  EXCLUSION, WAIVER AND COMPENSATION

Except as expressly agreed, every right and entitlement of each Party to compensation shall not be prejudiced by any other right or compensation. No grace or delay by either Party hereto to any breach or default of the other Party hereunder shall be construed as a waiver thereof, nor shall it prejudice, affect or limit all rights and powers of the first Party under this Agreement and Governing Law. No unilateral or partial performance of such rights or indemnification by either Party shall affect or restrict the further exercise of such rights and entitlement to compensation by such Party.

15

18                                  THIRD PARTY RIGHTS

This Agreement shall not confer any rights or benefits upon any third party, and no third party may enforce any term hereof. The terms contained in Chapter 623 of the Contracts (Rights of Third Parties) Ordinance are hereby expressly excluded.

19                                  GOVERNING LAW AND DISPUTE RESOLUTION

19.1                       The Parties agree that the formation, validity, interpretation, performance of this Agreement and any obligations relating hereto which are not contemplated under this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

19.2                       Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be first resolved through consultation. When a Party sends a written request for consultation to the other Party (the “Consultation Request”), such consultation shall be commenced promptly. If the dispute fails to be resolved within thirty (30) days upon the delivery of Consultation Request, either Party may submit the dispute to the Hong Kong International Arbitration Centre for arbitration in accordance with its arbitration rules in effect at the time of applying for arbitration. The place of arbitration shall be in Hong Kong. The arbitral award is final and binding upon both parties.

20                                  MISCELLANEOUS

20.1                       This Agreement shall be concluded and enter into force upon signature and/or seal by the Parties.

20.2                       This Agreement shall be made in two (2) counterparts, with each Party holding one (1) counterpart, which shall have the same legal effect.

(The remainder of the page is intentionally left blank and the signature page is attached hereto)

16

IN WITNESS WHEREOF, the Parties or their duly authorized representatives have executed this Agreement on the date first above written.

Seller: Whyda Holding Limited

By:	/s/ Zhong Li
Name: Zhong Li
Title: Authorized Signatory

Signature Page of Share Transfer Agreement

IN WITNESS WHEREOF, the Parties or their duly authorized representatives have executed this Agreement on the date first above written.

Purchaser: ONESMART EDU INC.

By:	/s/ Xi Zhang
Name: Xi Zhang
Title: Authorized Signatory

Signature Page of Share Transfer Agreement

APPENDIX 1

BASIC INFORMATION OF HUADONG HUAYING

i

APPENDIX 2

THE SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller hereby further represents and warrants to the Purchaser as follows (for the purpose of this Appendix 2, the representations and warranties set forth below with respect to the Target Company shall also be applicable to its subsidiaries (if any) and Hedong Huaying (if applicable):

1.                  Existence and Authority. The Target Company is a limited company duly incorporated, validly existing and in good standing under the Laws of Hong Kong and has all corporate powers and all governmental licenses, authorizations, consents and approvals required for its business conducts in the current manner and at its current business premises.

2.                  Authorization. The Seller has full legal right, power and capacity to execute and perform this Agreement and complete this Share Transfer. Upon execution, this Agreement shall constitute a valid and binding agreement on the Seller.

3.                  No Breach of Law. The execution and implementation of this Agreement by Seller do not (i) violate or breach any of articles of association or constitutional documents of Seller and the Target Company; (ii) violate, breach or conflict with any laws applicable to or binding upon the Seller and the Target Company; or (iii) constitute any breach by Seller and the Target Company under any agreement, contract or other documents binding upon each of them.

4.                  Abide by Law. Neither Seller nor the Target Company violates or has violated any Laws applicable to its operation, or any judgment, order or decree of any court, arbitration body or governmental authority in or outside Hong Kong, has been investigated, has received any charge or notice alleging any violation of the foregoing, or, to the knowledge of Seller, is threatened with any charge of violation of any law.

5.                  Capital Composition.

(1)             The total share capital of the Target Company is HK$1.00. The sum of the issued shares of the Target Company is 1 share, legally owned by Seller. As of the Execution Date, except as disclosed to the Purchaser, the Target Shares are free and clear of any encumbrance, and there is no dispute, controversy or potential dispute over the Target Shares. The execution and performance of this Agreement by the Seller will not result in the creation or imposition of any encumbrance on any or all of the shares of the Target Company. There are no outstanding agreements, arrangements or other rights in relation to: (a) the purchase or acquisition of any shares of the Target Company; (b) the issuance or grant of the right to purchase any shares of the Target Company; (c) the repurchase, redemption or reacquire in other means of the shares of the Target Company; or (d) the material reorganization of the shares of the Target Company in the manner other than those provided herein.

(2)             As of the Execution Date, except for the transaction contemplated hereunder, the Seller has not entered into any agreement, undertaking, understanding or arrangement in respect of (a) the exchange, transfer, sale or disposal of any shares of the Target Company; (b) creation of any Encumbrance on any shares of the Target Company.

6.                  Financial Statements. The Financial Statements of the Target Company fully and fairly reflect the financial conditions of the Target Company as of the relevant dates and the relevant contents are true and correct.

7.                  Employee. As of the Execution Date, the Target Company has terminated the employment relationship, labor relationship and any other contractual relationship with all of its employees, and there is no outstanding remuneration, benefits, compensation, indemnity and other expenses payable by the Target Company to its employees. All other welfare policies of the Target Company for its employees have been ceased, including without limitation, profit sharing, stock option, employee stock purchase or equity incentive mechanism, etc. Target Company also does not have any pending labor disputes or controversies.

8.                  No Undisclosed Debts or Security. As of the Execution Date, the Target Company does not have any debts of any kind, including, without limitation, any accrued, contingent, absolute, defined and terminable debts, nor are there any conditions, circumstances or situations which would be reasonably expected to result in such debts, except for the debts disclosed or agreed in the Financial Statements. As of the Execution Date, the Target Company does not have any guarantee for any third party and/or its Affiliates.

9.                  No Pending Transaction or Actual Business Operation. As of the Execution Date, the external transactions and actual business operations of the Target Company shall have been terminated or rescinded, and there is no outstanding obligations or debts in relation to the transactions and actual business operations of the Target Company.

10.           No Pending Disputes. As of the Execution Date, the Target Company is not involved in any pending dispute with any third party, including without limitation product quality liability disputes or claims.

11.           Litigation. As of the Execution Date, there is no lawsuit or arbitration pending against or affecting the Target Company before any court, arbitral body or any governmental authority, nor is there any fact which gives rise to such lawsuit or arbitration.

12.           Contracts. As of the Execution Date, the Seller has disclosed all the contracts to which the Target Company is a party or by which the Target Company is bound, and has delivered to the Purchaser true and complete photocopies of all contracts of the Target Company; such contracts have been fully performed, rescinded or terminated, and the Target Company does not have any outstanding obligation or liability to the counterparties of such contracts.

13.           Insurance. As of the Execution Date, the Seller has disclosed to the Purchaser all insurance held by the Target Company, and no claim outstanding under any such policies or contract of insurance has been doubted, denied or questioned by the insurer (s) of such policies regarding the scope of claim. All premiums payable under all such polices have been fully paid, and the Target Company has otherwise fully complied with the terms and conditions of all such polices.

14.           Licenses and Permits. As of the Execution Date, all licenses and permits held by the Target Company are valid, will not be terminated or rescinded due to this Share Transfer and will remain in full legal effect, and all applications for the extension of any licenses and permits have been submitted in a timely manner.

15.           Properties and Relevant Assets.

(1)             The Seller has fully disclosed to the Purchaser all assets and properties to which the Target Company is entitled, and the Target Company has legal and valid title to such assets and properties, free and clear of any encumbrance;

(2)             The Seller has fully disclosed to the Purchaser all properties and assets leased, occupied and actually used by the Target Company, including without limitation the plant buildings and equipment. The Target Company has terminated the leasing relationship or other contractual relationship with the lessors, and have fully performed or excluded any liabilities and obligations in relation to such properties and assets;

(3)             There is no outstanding dispute involving Target Company with respect to the above assets and/or properties.

16.           No Changes. As of the Closing Date, except for the circumstances disclosed or changes made for this Share Transfer, there are no:

(1)             impairment of any financial indicators of the Target Company, such as its net asset value;

(2)             without the consent of Purchaser, waiver by the Target Company for any valuable rights (including, without limitation, contractual rights, security interests or debts) or early performance of any obligations or debts undue;

(3)             any debt the Target Company incurs or assumes, or provides any security upon;

(4)             any Encumbrance the Target Company has imposed over its shares;

(5)             any execution of contracts or transaction by the Target Company with any external third party;

(6)             increase in the number of employees of the Target Company;

(7)             distribution of any dividends to the shareholder(s) by the Target Company;

(8)             issuance or implementation by any governmental authority of any order or decision that will (or would reasonably be expected to) have any Adverse Effect on the Target Company;

(9)             without the consent of Purchaser, amendment to the accounting principles or policies of the Target Company;

(10)      without the consent of Purchaser, amendment to the articles of association or business scope of the Target Company or changes to registration or filing of the Target Company; and

(11)      occurrence of any other adverse change in the Target Company.

v

17.           Affiliate Transactions. As of the Execution Date, all Affiliates of the Target Company have fully disclosed their information and have no affiliate transactions. The Target Company is not indebted to any Affiliate in any amount either directly or indirectly, nor is any Affiliate indebted to the Target Company.

18.           Health, Safety and Environmental Protection.

(1)             The Target Company has complied and is complying in all respects with all environmental, health and safety requirements, and is not subject to any pending or threatened liability, claim, investigation or other criminal, civil or administrative proceedings under the law on such requirements;

(2)             Without limiting the general provisions in the foregoing paragraph, the Target Company has obtained, has complied and is in compliance with all consents and approvals necessary for the occupation of its facilities and operation of its business in accordance with environmental, health and safety requirements;

(3)             The Target Company has not received any written or oral notices, reports or other information actually or alleged to be in violation of the environmental, health and safety requirements, or any written or oral notices, reports or other information relating to any liabilities, including any obligation of investigation, remedy or rectification, of the Target Company or its facilities arising under the environmental, health and safety requirements;

(4)             The Target Company has not used, processed, stored or disposed of any hazardous materials, nor has been punished by governmental authorities or incurred any criminal or administrative liabilities or material civil liabilities as a result of the use, processing, storage or disposal of any hazardous materials.

19.           Taxes.

(1)             The Target Company has paid all taxes to relevant tax authorities or other relevant governmental authorities in accordance with relevant laws, and has not incurred any material dispute with any governmental authority in respect of any tax, and the Target Company has not been investigated by any governmental authority in respect of any tax;

(2)             The Target Company has submitted tax returns or reports in a timely manner in accordance with relevant laws and paid all taxes in accordance with law, and such returns or reports are applicable and appropriate;

(3)             The Target Company has disclosed all its tax preference to the Purchaser;

(4)             The change in the shareholding structure of the Target Company will not result in the change in the tax rates applicable to the Target Company or increase the tax liabilities of the Target Company.

20.           Full Disclosure. The Seller has disclosed to the Purchaser any fact which may have Adverse Effect on the Target Company, and such fact is true, accurate, complete and not misleading.